SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 20, 2005
Date of Report (Date of Earliest Event Reported)
FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-31824 (Commission File Number)	37-1470730 (I.R.S. Employer Identification No.)
7600 Wisconsin Avenue
Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)
(301) 986-9200
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule l425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On October 26, 2005, First Potomac Realty Trust (the “Company”) completed an underwritten public offering (the “Offering”) of 3,450,000 common shares of beneficial interest, $.001 par value per share (the “Common Shares”), including 450,000 shares issued to the underwriters to cover over-allotments. The net proceeds of the Offering, after deducting the underwriting discount and estimated offering expenses payable by the Company, will be approximately $79.3 million. The Company issued a press release with respect to the closing of the Offering, a copy of which is attached hereto as Exhibit 99.1.
In connection with the Offering, the Company entered into an Underwriting Agreement dated October 20, 2005 (the “Underwriting Agreement”) among the Company, First Potomac Realty Investment Limited Partnership (the “Operating Partnership”) and KeyBanc Capital Markets, a division of McDonald Investments Inc., as representative of the several underwriters named on Schedule A thereto. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.
1.1	Underwriting Agreement dated October 20, 2005 among the Company, the Operating Partnership and KeyBanc Capital Markets, a division of McDonald Investments Inc., as representative of the several underwriters named on Schedule A thereto.

5.1	Opinion of Hunton & Williams LLP with respect to the legality of the common shares of beneficial interest being issued.

8.1	Opinion of Hunton & Williams LLP with respect to tax matters.

99.1	Press Release dated October 26, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FIRST POTOMAC REALTY TRUST

October 26, 2005	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President, General Counsel and Secretary

FIRST POTOMAC REALTY TRUST
INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Underwriting Agreement dated October 20, 2005 among the Company, the Operating Partnership and KeyBanc Capital Markets, a division of McDonald Investments Inc., as representative of the several underwriters named on Schedule A thereto.

5.1	Opinion of Hunton & Williams LLP with respect to the legality of the common shares of beneficial interest being issued.

8.1	Opinion of Hunton & Williams LLP with respect to tax matters.

99.1	Press Release dated October 26, 2005.